SAVOS INVESTMENTS TRUST
THIRD AMENDMENT TO THE CUSTODY AGREEMENT

THIS THIRD AMENDMENT dated as of December 9, 2015, to the Custody Agreement dated as of February 20, 2007, as amended December 17, 2013 and January 31, 2014 (the “Agreement”), is entered into by and between SAVOS INVESTMENTS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of funds and to amend the fees of the Agreement; and

WHEREAS, Article 14.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Amended Exhibit C, shall be superseded and replaced in its entirety with Amended Exhibit C attached hereto.

Amended Exhibit D, the fees of the Agreement, shall be superseded and replaced in its entirety with Amended Exhibit D attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SAVOS INVESTMENTS TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Patrick Young	By: /s/ Michael R. McVoy

Name: Patrick Young	Name: Michael R. McVoy

Title: Treasurer	Title: Senior Vice President

Savos Investments Trust

Amended Exhibit C to the Custody Agreement – Savos Investments Trust
Fund Names
Separate Series of Savos Investments Trust
Name of Series
Savos Dynamic Hedging Fund

Savos Investments Trust

Amended Exhibit D to the Custody Agreement – Savos Investments Trust

SAVOS INVESTMENTS TRUST DOMESTIC CUSTODY SERVICES ANNUAL FEE SCHEDULE - EFFECTIVE January 2016

Annual fee based upon market value of fund family:
Minimum annual fee - $[ ] (1 fund)

CCO Support Services - $[ ] Per Year Per Fund Complex

Investment transactions (purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):
$[ ] per disbursement (waived if USBFS is Administrator)
$[ ] per book entry security (depository or Federal Reserve system)
$[ ] per asset delivery transaction
$[ ] per definitive security (physical)
$[ ] per mutual fund trade
$[ ] per Euroclear
$[ ] per principal reduction on pass-through certificates
$[ ] per short sale/liability transaction
$[ ] per option/futures contract
$[ ] per variation margin
$[ ] per Fed wire deposit or withdrawal

Variable Amount Demand Notes:  Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates.  Our charge, which is [ ] of [ ]%, is deducted from the variable amount note income at the time it is credited to your account.

• A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
• No charge for the initial conversion free receipt.
• Overdrafts – charged to the account at prime interest rate plus [ ].

Plus Out-Of-Pocket Expenses – Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity, and all other out-of-pocket expenses.

Fees are billed monthly.

Savos Investments Trust